ALPHARMA INC.
EXECUTIVE BONUS PLAN
(EFFECTIVE JANUARY 1, 2001)

  Purpose.

  The purpose of this Executive Bonus Plan is to foster continuing long-term growth in earnings of Alpharma Inc. by rewarding key executives for outstanding performance in the accomplishment of assigned goals through annual awards of cash bonuses.

  Definitions.

Base Salary: The Participant's annual base salary rate of earnings in effect as of

December 31, of any Incentive Year.

Board of Directors: The Board of Directors of the Company.

Bonus Award: An amount awarded to a Participant pursuant to Section 4.

CEO: The Chief Executive Officer of the Company.

CFO: The Chief Financial Officer of the Company.

Change of Control: The occurrence of any of the following events:

    (i) The acquisition by any person, entity or "group" within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of Common Stock sufficient to elect a majority of directors; (ii) persons who, as of the date of this Indenture, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board; (iii) approval by the stockholders of the Company or a reorganization, merger or consolidation , in each case, with respect to which persons who where the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, beneficially own shares sufficient to elect a majority of directors in the election of directors of the reorganized, merged or consolidated company; or (iv) a liquidation or dissolution of the Company (other than pursuant to the United States Bankruptcy Code) or the conveyance, transfer or leasing of all or substantially all of the assets of the Company to any person; provided, however, that for the purposes of clauses (i) - (iv) above, the terms "person", "entity" and "group" shall not include (x) A.L. Industrier AS ("Industrier"), (y) the stockholders of Industrier in the case of a distribution of shares of capital stock of the Company beneficially owned by Industrier to the shareholders of Industrier, unless a Change in Control of Industrier has occurred or occurs concurrently with such a distribution, or in series of related transactions of which such distribution is part, (determined without regard to this clause (y) of this proviso) or (z) E.W. Sissener, his spouse, any heir or descendant of Mr. Sissener or the spouse of any such heir or descendant or the estate of Mr. Sissener (each, an "EWS Party"), or any trust or other similar arrangement for the benefit of any EWS Party or any corporation or other person or entity controlled by one or more EWS Party or any group of which any EWS Party is a member. For purposes of the preceding sentence, a "liquidation" or "dissolution" shall not be deemed to include any transfer of Company property soley to any persons identified in clauses (x), (y) and (z) of the proviso of such sentence.
    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Committee: The Executive Compensation Committee of the Company.

Compensation Committee: The Compensation Committee of the Board of Directors.

Company: Alpharma Inc., a Delaware corporation.

Company Bonus Pool: An amount earned in any Incentive Year as determined pursuant to Section 4, from which Bonus Awards may be paid.

Company Executive: A Participant who is not an officer or employee of an SBU.

Company Maximum Bonus Pool: The amount of the Bonus Pool which would be earned assuming the Company Net Income Goal for the applicable Incentive Year was exceeded by more than 20%.

Company Threshold Bonus Pool: The amount of the Bonus Pool which would be earned assuming the Company Net Income Goal for the applicable Incentive Year was less than the Company Net Income Goal but at least 90% thereof.

Company Net Income Goal: The net income shall be the target level of consolidated net income of the Company (as determined by the Company's audited financial statements for the relevant Incentive Year) as established prior to the beginning of the Incentive Year by the CEO (which may be adjusted for that Incentive Year, in the discretion of the CEO, if necessary for equitable purposes) which if achieved would result in the awarding of a Bonus Pool under Section 4.

Company Target Bonus Pool: A Company Bonus Pool equal to the sum of the Target Bonuses for all Eligible Employees which would be funded if the Company Net Income Goal for the applicable Incentive Year is achieved at the 100% level established by the CEO.

Eligible Employee: For each Incentive Year, a person who (a) is regularly employed by the Company or an SBU on a full-time basis, or who, under conditions approved by the Committee, is regularly employed by the Company or an SBU on a part-time basis and (b) has been employed by the Company or an SBU for the entire Incentive Year and in an Eligible Participant Level at the end of such Incentive Year or, if not an active employee at the end of the Incentive Year, his or her employment was terminated during the Incentive year (i) on account of death, Retirement or disability or (ii) after a Change in Control transaction and (c) has been assigned Individual Goals to be accomplished during the Incentive Year and (d) has not engaged in any conduct that the Committee determines to be against the best interests of the Company.

Eligible Participant Levels: For each Incentive Year, all Vice Presidents of the Company, the President of each SBU, all Vice Presidents of each SBU and such other employees designated by the Committee.

Incentive Year: A fiscal year of the Company in which the Plan is in effect.

Individual Goals: Performance Goals assigned to a Participant by his or her relevant SBU President (or, in the case of a Company Executive or an SBU President, the CEO) and approved by the CEO.

Maximum Bonus: An amount equal to 150% of an Eligible Employee's Target Bonus.

Participant: Each Eligible Employee for an Incentive Year.

Plan: The Executive Bonus Plan as set forth herein, as from time to time amended.

Retirement: The termination of a Participant's employment with the Company, at an age and meeting all other terms and conditions of "retirement", as that term is used by the Participant's local employing unit.

SBU: Each individually managed business unit of the Company as designated from time to time by the CEO.

SBU Goals: The target operating income for an SBU (as determined utilizing the normal course accounting practices and procedures of the Company) as established by the CEO prior to the beginning of the relevant Incentive Year (as may be adjusted during that Incentive Year, in the discretion of the CEO if necessary for equitable purposes) or such other or additional goals as determined by the CEO prior to the beginning of the relevant Incentive Year.

SBU Maximum Bonus Component: The amount of the SBU Bonus Component which would be earned assuming the SBU Goals for the Incentive Year were exceeded by more than 20%.

SBU Threshold Bonus Component: The amount of the SBU Bonus Component which would be earned assuming the SBU Goals for the Incentive Year were less than the SBU Goals but at least 90% thereof.

SBU Target Bonus Component: A SBU Bonus Component (computed individually for each SBU) equal to the sum of the Target Bonuses for all Eligible Employees of the relevant SBU which would be funded if the Company's Net Income Goal and SBU Goals for the applicable Incentive Year are achieved at the 100% level established by the CEO.

Target Bonus: The targeted amount of Bonus Award established for each Eligible Employee, expressed as a percentage of the Eligible Employee's Base Salary corresponding to the Eligible Employee's position at the end of the applicable Incentive Year, assuming the Company Net Income Goals, Individual Goals and, if relevant, the SBU Goals for such Incentive Year are achieved at the 100% level established by the CEO.

  Establishment of Goals, Bonus Pool Range and Participant Bonus Award Formulae:

  Prior to March 31st of each Incentive Year, the CEO (with the concurrence of the Compensation Committee as to (a), (b) and (c) below) shall establish in writing and deliver to the Committee:

    The Company Net Income Goal for such Incentive Year at Threshold, Target and Maximum levels, and by means of one or more formulae the corresponding amount of the Company Bonus Pool which may be earned at each level of achievement.
    The SBU Goals for each SBU (considered individually) for such Incentive Year at Threshold, Target and Maximum levels, and by means of one or more formulae the corresponding amount of the SBU Bonus Component which may be earned at each level of achievement of such SBU Goals.
    The Target Bonus percentage for each Eligible Participant Level (or group of Eligible Participant Levels).
    By means of one or more formulae, the relative percentage of each Participant's Target Bonus which will be based upon achievement of Company Net Income Goal, SBU Goals (which shall not be applicable to Company Executives) and Individual Goals and the percentage by which a Participant's Target Bonus will be adjusted, upward or downward based upon actual performance being less or more than the Company Net Income Goal and the SBU Goals.
  Determination of Bonus Pool and Awards:

  As soon as practicable after the end of each Incentive Year:

    The CFO shall determine whether the Company Net Income Goal and each of the SBU Goals for the Incentive Year were achieved and, if so, at what level of achievement under the formulae established for such Incentive Year pursuant to Section 3 hereof.
    If the Company Net Income Goal for an Incentive Year has been achieved at the Threshold level or better, then a Company Bonus Pool shall be earned for that Incentive Year, the CFO shall determine the amount thereof and Eligible Employees shall be entitled to receive Bonus Awards if the further requirements of this Section 4 are met. If the Threshold Company Net Income Goal was not achieved, then no Bonus Awards shall be payable to any Participant for such Incentive Year.
    If (i) a Company Bonus Component has been funded pursuant to subsection (b) above then (ii) if the SBU Goals for an Incentive Year have been achieved at the Threshold level or better, then an SBU Bonus Pool (with each SBU being considered individually) shall be earned for that Incentive Year, the CFO shall determine the amount thereof and Eligible Employees of that SBU shall be entitled to receive Bonus Awards. If the Threshold SBU Goals were not achieved then, Bonus Awards shall still be payable to any Eligible Employee of said SBU provided that the Company and individual Goals provide for such award. The computation required by this subsection (c) shall not apply to Company Executives.
    The relevant SBU Presidents (or the CEO as to Company Executives and SBU Presidents ) shall determine whether (or the extent to which) each Participant has met his or her Individual Goals.
    Utilizing the Target Bonus Percentage and the formulae established pursuant to subsections 3 (a), (b) and (d) above and the determinations required by the previous subsections of this Section 4, the CFO shall determine the Bonus Award due to each Participant; provided that no Bonus Award may exceed the Maximum Bonus Award.
    Except as set forth in Section 10 below, in no event shall the aggregate Bonus Awards computed for payment pursuant to this Section 4 exceed the Company Bonus Pool nor shall the aggregate Bonus Awards payable to Eligible Employees' of an SBU exceed that SBU's Bonus Pool. In the event the computations required by this Section 4 would cause the requirements of the previous sentence to be violated, the amount of each relevant Participant's Bonus Award shall be reduced pro rata in an amount that will allow the aggregate of all Bonus Awards to comply with the provisions of the previous sentence.

5. Vesting and Payment of Awards; Deferral Election.

Bonus Awards shall be immediately and fully vested upon the CFO's authorization of the Company Bonus Pool for the applicable Incentive Year. In general, Bonus Awards shall be paid to Participants within a reasonable time after the CFO's authorization of such awards.

(a) The Committee in its sole and exclusive discretion may allow Participants at certain Grade Levels and/or located in certain countries the opportunity to defer payment of all or a portion of any Bonus Award earned for any Incentive Year pursuant to the terms of the Company's Deferred Compensation Plan, as in effect from time to time.

(b) All payments made under this Plan shall be subject to any required withholdings.

(c) Bonus Awards shall be payable soley from the general assets of the Company and its subsidiaries. No Participant shall have any right to, or interest in, any specific assets of the Company or any subsidiary in respect of Bonus Awards. The foregoing shall not preclude the Company from establishing one or more funds from which payments under the Plan shall be made including, but not limited to, circumstances under which payments are to be made following a Change of Control.

6. Amendment and Termination.

The Board of Directors of the Company, in absolute discretion of the body so acting and without notice, may at any time amend or terminate the Plan, provided that no such amendment or termination shall adversely affect the rights of any Participant under any Bonus Award previously granted. Further, once an Incentive Year has commenced, neither the Board of Directors nor Company shall have the discretion not to make Bonus Awards if Bonus Awards are earned pursuant to the terms hereof for that Incentive Year.

7. No Assignment.

Bonus Awards authorized under this Plan shall be paid only to Participants (or, in the event of a Participant's death, to the person or persons identified pursuant to Section 8 hereof). No Bonus Award, nor any part thereof, and no right or claim to any of the moneys payable pursuant to the provisions of this Plan shall be anticipated, assigned, or otherwise encumbered, nor be subject to attachment, garnishment, execution or levy of any kind, prior to the actual assignment or other encumbrance or attachment, garnishment, execution or levy and shall be of no force or effect, except as other provided by law. Notwithstanding the above, if a Participant is adjudged incompetent, the Committee may direct that any amounts payable be paid to the Participant's guardian or legal representative.

  Employment and Plan Rights.

  The Plan shall not be deemed to give any Eligible Employee or Participant the right to be retained in the employ of the Company or any Subsidiary, nor shall the Plan interfere with the right of the Company or any Subsidiary to discharge any employee at any time, nor shall the Plan be deemed to give any employee any right to any Bonus Award until such award is authorized in accordance with Section 4 and, in the event of a Participant's death, payment shall be made to his or her estate or as otherwise authorized by a Court of competent jurisdiction.

  Administration and Authority.

The Plan shall be administered by the Committee except with respect to the power reserved herein to the CEO and CFO. The CEO and CFO may delegate any or all their responsibilities hereunder to the Committee.

All decisions, determinations and interpretations of the Committee, the CEO or the CFO with respect to the exercise of their respective responsibilities, shall be binding on all parties concerned.

10. Bonus Awards in the event of Change of Control.

Notwithstanding any other provision of this Plan to the contrary, in the event of a Change of Control, a Bonus Award for the Incentive Year in which the Change of Control occurs shall be paid to each employee in an Eligible Participant Level at the time of the Change of Control, whether or not the employee remains employed by the Company or a Subsidiary at the end of the Incentive Year (other than any such employees whose termination of employment is by the Company for cause). The amount of Bonus Award payable to each such employee shall be no less than the product of (a) the highest bonus percentage, measured as a percentage of Base Salary, awarded to the employee for any of the three full Incentive Years preceding the Incentive Year in which the Change of Control occurs, and (b) the employee's Target Bonus for the Incentive Year in which the Change of Control occurs. Bonus Awards payable under this Section 11 shall be in addition to any Bonus Award otherwise payable under this Plan for the Incentive Year during which a Change in Control has occurred.

11. Partial Year Employees.

If any employee of the Company or an SBU meets all of the conditions set forth within the definition of "Eligible Employee" (i) as of the last day of an Incentive Year except the requirement that he or she have been employed by the Company or an SBU for the entire Incentive Year or (ii) his or her employment was terminated during the Incentive Year by death, disability, Retirement or after a Change in Control subject to the adoption of other rules or procedures deemed equitable in the circumstances by the Committee, such employee shall be eligible of a Bonus Award computed as if he or she had been an Eligible Employee for the entire Incentive Year but then reduced pro rata for the portion of the Incentive Year during which he or she was not an employee of the Company or an SBU. The Company Target Bonus Pool, and the relevant SBU Target Bonus Pool, shall be increased by an amount equal to the sum of any Bonus Awards payable under this Section 11.

12. Effect of Local Laws

 To the extent that any applicable statute, law or regulation ("Local Law") contains provisions requiring treatment more favorable to a Participant than is provided for in this Plan, the provisions of such Local Law shall prevail over the provisions of this Plan with respect to any Participant whose primary place of employment is within the jurisdiction of such Local Law.

13. Applicability of Plan Document.

The Plan shall be applicable for Incentive Years beginning on and after January 1, 2001.